F/M Investments LLC

Code of Ethics

Effective September 30, 2025

The policies and procedures set forth herein supersede previous manuals, polices, and procedures.

I.	INTRODUCTION	3
II.	APPLICABILITY	3
III.	DEFINITIONS	4
IV.	COMPLIANCE WITH LAWS AND REGULATIONS	6
V.	PROHIBITIONS ON INSIDER TRADING	6
VI.	CONFIDENTIAL INFORMATION	8
VII.	CONFLICTS OF INTEREST	10
VIII.	FAIR DEALING	10
IX.	SAFEGUARDING ASSETS AND PROPERTY	11
X.	REPORTING PROCEDURES FOR SUPERVISED PERSONS	11
XI.	PERSONAL TRADING POLICY	12
XII.	ADDITIONAL REPORTING PROCEDURES FOR ACCESS PERSONS	15
XIII.	OUTSIDE BUSINESS ACTIVITIES	16
XIV.	GIFTS AND ENTERTAINMENT	17
XV.	POLITICAL CONTRIBUTIONS	19
XVI.	SANCTIONS	21
XVII.	EXCEPTIONS	21
XVIII.	TEMPORARY EMPLOYEES	21
XIX.	ACCURACY OF BOOKS AND RECORDS	22
XX.	WHISTLEBOWER POLICY	22
XXI.	EXHIBIT A - PERSONAL TRADING TABLE	26
XXII.	EXHIBIT B - MANAGED ACCOUNT LETTER TEMPLATE	28
XXIII.	EXHIBIT C –BROKERS WITH ELECTRONIC FEEDS	29

F/m Code of Ethics

I.	INTRODUCTION

The Securities & Exchange Commission (“SEC”) adopted Rule 204A-1, under the Investment Advisers Act of 1940 (“Advisers Act”), requiring all registered investment advisers to adopt a written code of ethics. The rule requires an adviser’s code of ethics to set forth standards of conduct and require compliance with Federal securities laws.

F/m Investments LLC (“F/m”, “Adviser” or “Firm”) is committed to maintaining the highest legal and ethical standards. These values are codified in the Adviser’s Code of Ethics (the “Code”).

The Code sets out basic principles to guide the day-to-day business activities of all employees, directors and officers of the Adviser. The overall policy underlying this Code is that the Adviser expects its directors, officers and employees (“Supervised Persons”) will follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Adviser and that they will not cheat, lie to or steal from the Adviser, its members, clients, vendors or fellow directors, officers or employees. In addition, all Supervised Persons are expected to comply with the spirit and letter of all applicable laws, regulations and Adviser policies, and be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest or violations of this Code.

This Code operates in conjunction with the Adviser’s policies and procedures. When this Code conflicts with another policy or procedure, the more restrictive provision shall apply. This Code is not intended to cover every ethical issue that a Supervised Person may confront while working for F/m. Supervised Persons are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code and with the Adviser’s other policies and procedures applicable to the Supervised Person’s department.

All Supervised Persons (including temporary employees and outside investment consultants) must familiarize themselves with the information, guidelines and procedures contained in this Code. Any questions regarding these issues should be directed to the Compliance Department.

The Exhibits to the Code, located at the end of this document, are part of the Code.

II.	APPLICABILITY

The Code applies to each of the following:

▪	F/m Investments LLC
▪	Subsidiaries of F/m.
▪	Entities under which F/m conducts advisory services under a trade name (i.e. “Doing Business As” or “DBA”).
▪	Officers or employees of the F/m.
▪	Natural persons who control the F/m.
▪	Natural persons who obtain information regarding investment recommendations or decisions of F/m.

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▪	Officers, general partners or persons performing a similar function for the Adviser even if they have no knowledge of and are not involved in the investment process.
▪	Temporary Employees such as consultants or interns.

III.	DEFINITIONS

“Access Person” means a Supervised Person who has access to nonpublic information regarding the Adviser’s clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. All officers, partners and directors of the Adviser are Access Persons under the Code.

“Adviser” means F/m Investments LLC, its subsidiaries and entities under which F/m conducts advisory services under a trade name (i.e. “Doing Business As” or “DBA”).

“Beneficial Interest” means the ability to share, directly or indirectly, in any profit, loss, dividend or income, directly or indirectly, through any joint account, partnership, trust or other formal or informal relationship. An Access Person is deemed to have a Beneficial Interest in accounts held by immediate family members with whom the Access Person shares a household or provides significant financial support. Any questions and issues regarding the definition of Beneficial Interest should be directed to the Compliance Department.

“Code” means this Code of Ethics, as in effect from time to time.

“Chief Compliance Officer” means the Chief Compliance Officer of the Adviser as required by Rule 206(4)-7 of the Advisers Act, or their designee.

“Covered Associate” means Supervised Persons and their spouses for purposes of Section XV POLITICAL CONTRIBUTIONS.

“Doing Business As” or “DBA” means entities under which F/m conducts advisory services under a trade name.

“Entertainment” means an event where the giver and recipient attend together.

“F/m” means F/m Investments LLC.

“Gift” means something of value or an event where the giver and recipient do not attend together.

“Inside Information” means material nonpublic information about an issuer or Security.

“LIFO” means “Last In, First Out” as applied to the holding period trading stipulation. Evaluation of short-term trading violations will be conducted based on this method.

“Managed Account” means an investment account over which bona fide legal investment discretion has been granted to a third party investment manager with no affiliation to the Adviser. The Access Person does not have any direct or indirect influence over the control of the account.

“Material” means (i) in relation to non-public information or securities, as defined in Section

V.A hereto, and (ii) in relation to non-securities matters, including but not limited to conflicts of interest and enrichment of personnel, a substantial likelihood that reasonable investors would consider it important in making their investment decisions.

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“MCO” means “My Compliance Office.” F/m’s automated compliance system used to monitor compliance with the Code.

“Outside Business Activity” means a compensated or non-compensated business activity outside of the Supervised Person’s role at F/m.

“Political Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing any election for state or local office. This includes the payment of a debt incurred in connection with any such election. It also includes transition or inaugural expenses of the successful candidate.

“Preclearance/Restricted List” means a list of funds or securities available which may be restricted or require preclearance on an ad hoc basis by F/m.

“Private Placement” means an offering and subsequent investment in any non-publicly traded security.

“Private Securities Transaction” means investments in private placements (hedge funds or private equity funds), privately placed security, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

“Related Security” means a Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Reportable Funds” means (i) any fund for which F/m serves as investment adviser or sub-adviser; (ii) any fund whose investment adviser or principal underwriter controls F/m, is controlled by F/m, or is under common control with F/m. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940 (“1940 Act”); or (iii) any fund identified on F/m’s Preclearance/Restricted List.

“Reportable Personal Account” means all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Access Person and/or one or more members of an Access Person’s immediate family have a substantial proportionate economic interest.

“Reportable Security” means all Securities (generally, all securities of every kind and nature), except:

▪	Direct obligations of the Government of the United States;
▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
▪	Shares issued by any money market funds;

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▪	Shares issued by open-end mutual funds, other than Reportable Funds; or
▪	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds.

“Security” or “Securities” means stocks, notes, corporate bonds, debentures, hedge funds, exchange- traded funds (whether open-ended or unit investment trust), shares of the Reportable Funds, limited partnership interests, private company investments, investment contracts, and all derivative instruments of the foregoing, such as options, swaps, and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Securities Transaction” means the purchase or sale of Securities in which a person has or acquires a Beneficial Interest.

“Supervised Person” means all employees of the Adviser or other persons subject to the supervision and control of the Adviser.

“US Benchmark Series ETFs” means the ETFs known and marketed as US Benchmark Series that are separate series of The RBB Fund, Inc. namely: US Treasury 3 Month Bill ETF, US Treasury 6 Month Bill ETF, US Treasury 12 Month Bill ETF, US Treasury 2 Year Note ETF, US Treasury 3 Year Note ETF, US Treasury 5 Tear Note ETF, US Treasury 7 Year Note ETF, US Treasury 10 Year Note ETF, US Treasury 20 Year Bond ETF, and US Treasury 30 Year Bond ETF.

IV.	COMPLIANCE WITH LAWS AND REGULATIONS

The financial services industry is governed by numerous laws and regulations adopted by a variety of governments, government agencies, regulators and other entities. The Adviser, as a participant in the financial services industry, is subject to many of these laws and regulations.

Obeying both the letter and spirit of all applicable laws and regulations is critical to the Adviser’s ability to accomplish its objectives. In everything that they do on behalf of the Adviser, Supervised Persons must use care not to violate any law or regulation. Supervised Persons are responsible to know, understand and follow the law and regulations that apply to their responsibilities on behalf of the Adviser. While no Supervised Person is expected to be an expert on all applicable laws and regulations, they are expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the Adviser’s Compliance Department.

V.	PROHIBITIONS ON INSIDER TRADING

The Insider Trading and Securities Fraud Enforcement Act of 1988 imposes stiff criminal and civil penalties upon persons who trade while in possession of “inside information” or who communicate such information to others in connection with a securities transaction.

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A.	What Constitutes Insider Trading?

“Inside information” is defined as Material nonpublic information about an issuer or Security. Such information typically originates from an “insider” of the issuer, such as an officer, director, or controlling shareholder. However, insider trading prohibitions also extend to trading while in possession of certain “market information.” “Market information” is Material nonpublic information which affects the market for an issuer’s Securities but which comes from sources outside the issuer. A typical example of market information is knowledge of an impending tender offer.

In order to assess whether a particular situation runs afoul of the prohibition against insider trading, keep in mind the following:

Information is deemed “material” if there is a substantial likelihood that reasonable investors would consider it important in making their investment decisions. Among the types of information which should be deemed Material is information relating to:

▪	increases or decreases in dividends;
▪	declarations of stock splits and stock dividends;
▪	financial announcements including periodic results and forecasts, especially earnings releases and estimates of earnings;
▪	changes in previously disclosed financial information;
▪	mergers, acquisitions or takeovers;
▪	proposed issuances of new securities;
▪	significant changes in operation;
▪	significant increases or declines in backlog orders or the award or loss of a significant contract;
▪	significant new products to be introduced or significant discoveries of oil and gas, minerals or the like;
▪	extraordinary borrowings;
▪	major litigation (civil or criminal);
▪	financial liquidity problems;
▪	significant changes in management;
▪	the purchase or sale of substantial assets; and
▪	significant regulatory actions.

B.	What is nonpublic?

Information is considered “nonpublic” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group. Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules.

F/m Code of Ethics

The selective disclosure of Material nonpublic information by corporate insiders may lead to violations by an outsider of §10 (b) of the Securities Exchange Act of 1934 and Rule 10 (b) 5) thereunder under the following conditions:

▪	the insider intentionally breached a duty of confidentiality owed to the issuer’s shareholders;
▪	the insider received some personal benefit from this breach, either by way of pecuniary gain or a reputational benefit that could translate into future earnings;
▪	the outsider knew or should have known that the insider breached a duty by disclosing the information; and
▪	the outsider acts with scienter -- i.e., a mental state showing an intent to deceive, manipulate or defraud.

An outsider might also run afoul of the prohibition against insider trading under a “misappropriation” theory. This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer’s shareholders. An example of this would be newspaper reporters who misappropriate information they have received in the course of their job writing articles for their employer, and then trades before that information becomes public. Another example would be an employee of an investment adviser who trades while in possession of Material nonpublic information they learn of in the course of their advisory duties.

VI.	CONFIDENTIAL INFORMATION

The Adviser stands in a fiduciary relationship to its clients; consequently, all Supervised Persons shall carry out their duties with utmost fidelity to the client and solely in the client’s best interests. In this regard, the professional judgment of all Supervised Persons shall be exercised free of all compromising influences and loyalties.

Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Adviser’s clients. An employee may not induce or cause a client to take action, or not to take action for the employee’s personal benefit, rather than for the benefit of the client. For example, Supervised Persons would violate the Code by causing a client to purchase a Security they owned for the purpose of increasing the price of that Security.

Supervised Persons may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Supervised Person. If a Supervised Person stands to benefit materially from an investment decision for a client, and the Supervised Person is making or participating in the investment decision, then the Supervised Person must disclose the potential benefit to independent persons with authority to make investment decisions for the client (or, if the Supervised Person in question is the sole person with authority to make investment decisions for the client, to the Compliance Department). The person to whom the client reports the interest, in consultation with the Compliance Department, must determine whether or not the Supervised Person will be restricted in making or participating in the investment decision.

Supervised Persons shall treat all information received from clients or information relating to client accounts with utmost confidentiality and shall not, without the prior written consent of the client, disclose such information to any other person except as necessary to perform their duties on behalf of the Adviser or as required by law. In no case may information about a client be used for the personal benefit of any person other than the client.

F/m Code of Ethics

Supervised Persons shall treat all personal information received from employees with utmost confidentiality and shall not, without the prior written consent of the employee, disclose such information to any other person except as required to perform Adviser business or as required by law. In no case may information about an employee be used for the personal benefit of any person other than the employee.

Supervised Persons shall not use their knowledge of client portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with a client could call into question the exercise of a Supervised Person’s independent judgment.

No Supervised Person shall accept any orders or directions with respect to a client’s account from any non-client source without the prior written authorization of the client.

No Supervised Person shall warrant or guarantee the present or future value or price of, or return on, any Securities, or that any Adviser or issuer will fulfill its representations, promises or obligations.

No Supervised Person shall act, or agree to act as the personal custodian, trustee, personal representative or other fiduciary for a client or with respect to the securities, funds or other property of a client, unless expressly permitted by the Adviser.

No Supervised Person shall lend or borrow money or securities to or from a client or a client’s account.

No Supervised Person shall forward, or agree to forward, original confirmations, statements of account, recommendations or other communications from the Adviser to a client to any address other than the client’s official post office address or email address, if the client has agreed to receive Adviser communications electronically.

No Supervised Person shall accept or hold in their individual name discretionary authority or a discretionary power of attorney for a client or a client’s account.

No Supervised Person may take personal advantage of any opportunity properly belonging to any client. This includes, but is not limited to, acquiring a Beneficial Interest in a Security of limited availability.

No Supervised Person may engage in any Securities Transaction intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

F/m Code of Ethics

VII.	CONFLICTS OF INTEREST

Supervised Persons must act in the best interests of the Adviser. A “conflict of interest” may occur when a Supervised Person’s personal interests interfere with, or appear to interfere with, the interests of the Adviser, its members or its clients. Similarly, a conflict of interest may also occur when a person’s personal interests interfere with that person’s ability to objectively and effectively perform their services for the Adviser. The overarching conflicts of interest principle is that the personal interests of a Supervised Person must not be placed improperly before the interests of the Adviser, its members or its clients. In adhering to this principle, Supervised Persons:

▪	may not use personal influence or personal relationships improperly to influence financial reporting by the Adviser;
▪	may not improperly cause the Adviser to take action, or fail to take action, for the personal benefit of the Supervised Person rather than for the benefit of the Adviser;
▪	may not improperly use their positions with the Adviser, or information that belongs to the Adviser or its clients, for personal gain;
▪	may not bind the Adviser to any agreement or arrangement with an entity in which the Supervised Person, directly or through family members, has any Material economic interest;
▪	must disclose to the Compliance Department any situation of which they become aware in which the Adviser are entering into an arrangement or agreement with an entity in which the Supervised Person, directly or through family members, has any Material economic interest; and
▪	should avoid any activities, interests or associations outside the Adviser that could impair their ability to perform their work for the Adviser objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of the Adviser.

Although it is not possible to foresee every potential conflict of interest that may arise, Supervised Persons must be sensitive to actual or potential conflicts and bring them to the attention of management of their department, and management should solicit the advice of the Adviser’s Compliance Department when confronted with potential conflict of interest issues. Wherever possible, situations in which a potential conflict of interest exists, or appears to exist, should be avoided. Where potential conflicts of interest cannot be avoided, they must be disclosed to management and handled in an ethical way as to avoid any perception of impropriety.

VIII.	FAIR DEALING

It is the Adviser’s policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly and honestly. The Adviser seeks to succeed through superior performance, service, diligence, effort and knowledge, not through unfair advantage. To this end, the Adviser is committed to dealing fairly with its clients, customers, vendors, competitors and employees. No Supervised Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of Material fact.

F/m Code of Ethics

IX.	SAFEGUARDING ASSETS AND PROPERTY

F/m’s assets and properties represent a key portion of F/m’s value as an enterprise and are very important to F/m’s ability to conduct its business. The Adviser’s assets and properties include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products. Supervised Persons are responsible for safeguarding the Adviser’s assets and properties that are under their control. Theft of, or fraudulently obtaining Adviser assets or property is misappropriation of the Firm’s assets or property and should be reported to the Firm’s management or Compliance Department immediately for investigation. Furthermore, except where permitted by the Adviser, Supervised Persons should not use Adviser assets for their personal benefit. In addition to protecting Adviser assets and property from theft or misuse, Supervised Persons should be careful not to needlessly waste any Adviser asset or property.

As part of its business, the Adviser routinely comes into possession of property of clients, vendors and other third parties. It is vitally important to the Adviser’s business and reputation that all client property that comes into the Adviser’s possession is protected and maintained. Supervised Persons are responsible for safeguarding property belonging to clients, vendors and other third parties, that are under their control.

X.	REPORTING PROCEDURES FOR SUPERVISED PERSONS

F/m requires Supervised Persons to complete the following reporting through MCO.

A.	Initial Code of Ethics Acknowledgement
▪	Acknowledge receipt of this Code. It is the responsibility of Supervised Persons to read, understand and abide by all aspects of the Code.

B.	Annual Code of Ethics Acknowledgement
▪	Annually certify having read and understood the Code.

C.	New Hire Questionnaire
▪	Respond to questions identifying potential conflicts of interest.

D.	Quarterly Political Contributions Certification
▪	Certify all personal political contributions have been reported in the previous quarter.

E.	Annual Certification of Outside Business Activities
▪	Annually certify all outside business activities have been accurately disclosed and remain current.

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F.	Annual Disclosure Questionnaire
▪	Confirm or update responses regarding potential conflicts of interest.

XI.	PERSONAL TRADING POLICY

This Code’s Personal Trading Policy applies to Access Persons. Access Persons are Supervised Persons who also have access to nonpublic information regarding Adviser’s clients’ purchases or sales of securities, are involved in making securities recommendations to clients or who have access to such recommendations that are nonpublic. You will be notified at hire if you are an Access Person under this Code.

While Supervised Persons who are not also Access Persons will not be required to regularly disclose information related to their personal trading activities, the Adviser reserves the right to request the personal trading information of Supervised Persons.

F/m understands that, due to the nature of the markets, personal trades may be placed during business hours. The Adviser, however, strongly discourages frequent trading which may adversely affect an employee’s attention to their responsibility for clients.

A.	Fraudulent or Deceptive Practices

No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Adviser’s clients:

▪	Employ any device, scheme or artifice to defraud the Adviser’s clients.
▪	Make to the Adviser any untrue statement of a Material fact or omit to the Adviser a Material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading.
▪	Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Adviser or the Adviser’s clients.
▪	Engage in any manipulative practice with respect to the Adviser.
▪	Trade while in possession of Material nonpublic information for personal or client investment accounts or disclosing such information to others in or outside the Adviser who have no need for this information.

It is a violation of federal securities laws to buy or sell securities while in possession of Material nonpublic information and illegal to communicate such information to a third-party who buys or sells securities.

B.	Basic Restriction on Investing Activities

If a purchase or sale order is pending or under active consideration for any client, neither the same Security nor any Related Security (such as an option, warrant or convertible security) may be bought or sold for any Reportable Personal Account.

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C.	Initial Public Offerings

No Access Person shall acquire Beneficial Interest in any security in an Initial Public Offering.

D.	Blackout Period

No Security or Related Security, unless otherwise specified, may be bought or sold for the account of any Access Person during the period commencing three (3) calendar days prior to and ending three (3) calendar days after the initiation of a new (as opposed to a transaction necessitated by a client’s cash flow) purchase or sale (or entry of an order for the purchase or sale) of that Security or any Related Security for the account of any new or existing client with respect to which such person has been designated an Access Person. A Security under active consideration must not be traded in Reportable Personal Accounts.

E.	Holding Period

To mitigate concerns over short-term trading, there is a 30-day holding period for most transactions (see Exhibit A). Short-term trading by Access Persons in accounts for which they have any beneficial ownership is prohibited. Short-term trading is defined as purchases and sales of the same or equivalent Reportable Security within a 30-calendar day period. Short-term trading will be evaluated on a LIFO basis.

F.	Managed Accounts

Accounts for which bona fide legal investment discretion has been granted to an outside entity are not subject to the Personal Trading Policy beyond their disclosure as a Reportable Personal Account.

▪	Managed Accounts must be reported in the Initial Brokerage Report and certified annually on the Annual Brokerage Report.
▪	New Managed Accounts must be disclosed as a New Brokerage Account in MCO when the account is opened.

A Managed Account Letter must be executed by the Access Person as well as the third-party charged with managing the account. A copy of the Managed Account Letter is provided as Exhibit B.

G.	Permitted Exceptions

Purchases and sales of the following Securities are exempt from the restrictions set forth in paragraphs B., D. and E. above and H. below:

▪	Direct obligations of the Government of the United States.
▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

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▪	Shares issued by any money market funds.
▪	Shares issued by open-end mutual funds, other than Reportable Funds.
▪	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds.
▪	Shares issued by the US Benchmark Series ETFs.
▪	Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.
▪	The exercise of rights that were received pro rata with other security holders, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
▪	Other non-volitional events such as assignment of options or exercise of an option at expiration.
▪	Equity securities, real estate investment trusts and the underlying security for option contracts where market capitalization is above $10 billion at the time of the trade.
▪	Managed Accounts as defined in paragraph F. above.

H.	Pre-Clearance of Personal Securities Transactions

▪	No Security may be bought or sold for a Reportable Personal Account unless the Access Person submits a Trade Pre-Clearance request via MCO.
▪	Compliance will review the transaction and approve or deny the request via MCO as soon as practicable.
▪	Approved transactions must be completed on the same day approval is received.
▪	Employees should review Exhibit A for a complete list of securities and their associated pre-clearance and reporting requirements.
▪	Securities that are not reported on an employee’s brokerage statement, but are otherwise reportable, must be reported in the Quarterly Transaction Report.

I.	Private Security Transactions

Private Securities Transactions represent their own unique risks to the Adviser. Private Securities Transactions include investments in private placements (hedge funds or private equity funds), a privately placed security, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

Access Persons wishing to transact in Private Securities are required to submit a Private Security Transactions Form in MCO where the Access Person will be required to provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of any Reportable Fund). The Compliance Department will provide approval via MCO if the private security transaction does not pose a conflict with a client or unmanageable risk to the Adviser.

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XII.	ADDITIONAL REPORTING PROCEDURES FOR ACCESS PERSONS

A.	Initial Brokerage and Holdings Report
▪	Access Persons are required to disclose Reportable Personal Accounts in which the Access Person has a Beneficial Interest.
▪	Holdings of Reportable Securities within each Reportable Personal Account require disclosure. See Exhibit A for a table of reporting requirements.
▪	Holdings must be current as of a date no more than 45 days prior to the date the person became an Access Person.
▪	Report is made via MCO
▪	Must be completed within 10 days of becoming an Access Person
▪	F/m requires Access Persons hold Reportable Personal Accounts at a broker that provides an electronic feed into F/m’s instance of MCO. (Brokerage Firms that provide electronic feeds are included as Exhibit C.)
▪	Exceptions will be granted on a case-by-case basis by the Compliance Department.
▪	If a new Access Person currently holds a Reportable Personal Account with a broker that does not provide an electronic feed, the Access Person is expected to either move the account to a broker listed on Exhibit C or the Reportable Personal Account may be converted to a Managed Account where the Access Person relinquishes investment discretion to a third party investment adviser.
▪	Regardless of availability of an electronic feed, Access Persons are ultimately responsible for ensuring holdings and transactions are accurately represented in MCO before certifications are executed.

B.	Quarterly Transaction Report
▪	Access Persons must complete securities transaction reports in MCO no more than 30 days after the end of each quarter.
▪	The report must include information about transactions in Reportable Securities effected by the Access Person during the preceding calendar quarter.
▪	This is applicable for all Reportable Securities, regardless of whether pre-clearance approval was required.

C.	Annual Holdings Report
▪	Access Persons must annually certify holdings in Reportable Securities within each Reportable Personal Account.
▪	Holdings must be current as of December 31 of the prior calendar year.
▪	Certification must be completed in MCO no later than 45 days following the end of the prior calendar year.

D.	New Reportable Personal Accounts
▪	New Reportable Personal Accounts must be disclosed prior to executing transactions.
▪	Report is made via MCO.

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XIII.	OUTSIDE BUSINESS ACTIVITIES

Supervised Persons may be granted permission to engage in Outside Business Activities with public or private corporations, partnerships, not-for-profit institutions, investments clubs and other entities. However, such activities can create conflicts of interest with the Adviser and its clients which is why the Compliance Department reviews proposed Outside Business Activities on a case-by-case basis.

A.	Authorization for Outside Business Activities
▪	Supervised Persons are required to request authorization to participate in an Outside Business Activity via MCO.
▪	Approval will be based on potential conflicts regarding the nature of the entity associated with the Outside Business Activity. Particularly if the entity is a current or potential client of the Adviser or if the entity is a current or potential third party vendor.
▪	Conflicts will be considered where the activity is related to the financial services industry.
▪	Potential conflicts may exist even where the outside activity is for a charitable organization or non-profit where the Supervised Person’s proposed role may involve investment decisions on behalf of the organization individually or as the member of an investment committee for the charity or non-profit.
▪	The Adviser will consider the potential time commitment of the activity in addition to potential compensation received.
▪	Outside Business Activities will be disclosed for Supervised Persons disclosed on the Adviser’s Brochure Supplement (Form ADV Part 2B)

B.	Personal Loans
▪	Borrowing from or becoming indebted to any person, business or company having business dealings or a relationship with F/m is considered an Outside Business Activity subject to the procedures in this section.
▪	Customary personal loans such as home mortgage loans, automobile loans, and lines of credit are exempt from disclosure and approval as an Outside Business Activity.
▪	Supervised Persons may not use F/m’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the Compliance Department.

C.	Certification and Updates to Outside Business Activities
▪	Supervised Persons are required to annually certify all outside business activities have been accurately disclosed and remain current.
▪	If the Supervised Person becomes aware of a Material conflict of interest that was not disclosed when approval was granted, the conflict must be promptly brought to the attention of the Compliance Department.

F/m Code of Ethics

XIV.	GIFTS AND ENTERTAINMENT

F/m holds its Supervised Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. are broadly written, so Supervised Persons should consult with Compliance if there is even an appearance of impropriety associated with the giving or receipt of anything of value. Supervised Persons may generally give and receive Gifts and Entertainment, so long as such Gifts and Entertainment are ordinary or accepted business practices and do not appear lavish or excessive.

For purposes of the policies and procedures related to Gifts and Entertainment, an event where the giver and recipient attend together is considered Entertainment. An event to which tickets or other access is provided, but at which the giver is not present, is considered a Gift.

A.	Gifts

The following types of Gifts are prohibited and may not be given by a Supervised Person Similarly, if a Supervised Person receives any of the below, they must return the Gift or refuse the offer. If return or refusal is not practicable, please contact the Compliance Department for additional options which may include distribution among an entire office or forwarding the gift to a charity.

▪	Gifts of cash, or cash equivalents (gift cards or gift certificates)
▪	Travel or lodging associated with a conference, research trip or other business-related activity.

The following types of Gifts are not prohibited and are exempt from reporting in MCO.

▪	Holiday baskets or lunches delivered to one of F/m’s offices received on behalf of F/m.
▪	Promotional items valued at less than $100 that clearly display the giver’s company logo.

In general, F/m restricts Gifts (both giving and receiving) to no more than $250 within a calendar year per third-party. Gifts given under $250 do not require approval but are required to be reported in MCO. If a Supervised Person wishes to give a Gift to a third-party where the value exceeds $250, approval for the Gift should be requested via MCO. Gifts proposed to be given over $250 require approval by both F/m’s Compliance Department and CFO.

All Gifts received, regardless of value, require reporting in MCO.

F/m Code of Ethics

B.	Entertainment

Supervised Persons may attend business meals, sporting events and other Entertainment events at the expense of a third-party. The Entertainment must be attended by the giver, provided for a bona fide business purpose, and may not be perceived to be lavish or extravagant in nature. All Entertainment received, regardless of value, must be reported via MCO.

Supervised Persons are permitted to provide Entertainment to third parties with which F/m does, or seeks to do, business with, including third party vendors. Entertainment expected to exceed $250 requires pre-authorization via MCO. The pre-authorization request must include the names of the individuals expected to participate and the third-party they represent, as applicable.

Entertainment less than $250, such as business lunches or coffee, does not require pre-authorization but does require reporting subsequent to the event. Entertainment reporting requires names of the individuals entertained and the name of the third-party they represent, as applicable.

Excessive or lavish is not specifically defined for purposes of the policy. Excessive or lavish is determined on a case-by-case basis by the Compliance Department and/or CEO depending on the specific facts and circumstances. F/m’s CFO may request evidence of compliance with this policy prior to processing expense reports.

C.	Union Officials or ERISA Plan Fiduciaries

Gifts or Entertainment to or from a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Adviser’s fiscal year.

D.	Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of Gifts and Entertainment under certain circumstances, including certain Gifts and Entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

F/m Code of Ethics

▪	Supervised Persons must receive authorization from the F/m via MCO prior to giving anything of value that might be subject to the FCPA
▪	Food and beverages provided during a legitimate business meeting and that is clearly not lavish or excessive is exempt from authorization.

E.	Corporate Sponsorships

F/m’s sponsorship of events is consistent with F/m’s bona fide business purposes. Sponsorships should not be excessive or so frequent as to raise questions of their propriety. Such sponsorships require authorization from F/m via MCO prior to distribution of F/m’s funds securing the Adviser’s place as a sponsor. Sponsorships are subject to approval by both the Compliance Department and CFO. F/m’s CFO may request evidence of compliance with this policy prior to processing payment or reimbursement for the sponsorship.

F.	Charitable Giving

Supervised Persons may not make contributions to charities with the intention of influencing such charities to become clients.

Charitable contributions on behalf of F/m that exceed $250 require authorization from the Firm via MCO prior to the contribution. Charitable contributions on behalf of F/m less than $250 only require reporting in MCO and contribute to an annual limit of $250 per third-party. F/m’s CFO may request evidence of compliance with this policy prior to processing or reimbursing the charitable contribution.

XV.	POLITICAL CONTRIBUTIONS

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by registered investment advisers such as F/m. F/m and its Covered Associates are prohibited from making political contributions with the intention of influencing its recipient for business purposes. For purposes of Rule 206(4)-5 all Supervised Persons and their spouses are considered Covered Associates.

Violations of the Pay-to-Play Rule may prohibit receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that government entity.

A.	Prior to Employment with F/m:
▪	Prospective F/m employees must complete a questionnaire disclosing political contributions by themselves and their spouse within the previous 24 months.
▪	Responses are reviewed prior to an offer of employment to identify potential conflicts under Rule 206(4)-5.

F/m Code of Ethics

B.	Pre-Clearance of Political Contributions
▪	Rule 206(4)-5 broadly defines political contributions to include any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing any election for state or local office. This includes the payment of a debt incurred in connection with any such election. It also includes transition or inaugural expenses of the successful candidate.
▪	Covered Associates may not participate in any indirect action that would be prohibited if the same action was done directly.
▪	Covered Associates wishing to make a political contribution to any state or local government entity, official, candidate, political party, or political action committee must seek pre-clearance from MCO prior to the contribution.
▪	Total contributions to any state or local government entity, official, candidate, political party, or political action committee may not exceed $150 in a single election cycle.
▪	The $150 contribution limit is increased to $350 for Covered Associates who are eligible to vote in the election of the candidate or official.
▪	Pre-clearance authorization is valid for seven days from the request date.

C.	Restrictions on the Coordination or Solicitation of Contributions

Covered Associates are prohibited from coordinating or soliciting any person or political action committee to make contributions to an official of a government entity to which F/m is providing or seeks to provide investment advisory services. Similarly, Covered Associates are prohibited from making payment to a political party of a state or locality where F/m is providing or seeks to provide investment advisory services to a government entity.

F/m will only compensate third parties for referrals of clients or investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its Covered Associates have not made any disqualifying contributions during the past two years. The Compliance Department, in consultation with Legal Counsel as needed, is responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.

D.	Public Office

Covered Associates must obtain written pre-approval from the Compliance Department and CEO prior to running for any public office. Covered Associates may not hold a public office if it presents any actual or apparent conflict of interest with the Firm’s business activities.

E.	Political Contributions Related to Outside Business Activities

If a Covered Associate serves as an officer or director of an entity as part of a disclosed outside business activity, the Covered Associate should recuse himself from any decisions regarding that entity’s political contributions. If the Employee believes that the outside business’ political contributions could give even the appearance of being related to F/m’s advisory activities or marketing initiatives, the Employee must discuss the matter with a Compliance representative.

F/m Code of Ethics

F.	Gifts and Entertainment Given to Political Officials

Gifts and entertainment provided to political officials will be viewed as political contributions and are subject to the limitations and procedures in this section of the Code.

XVI.	SANCTIONS

A Supervised Person has violated the Code when they have not complied with the requirements of this Code. Violations may be determined to be Material or nonmaterial. A Material Code violation is a breach of the Code that raises relatively serious issues that suggest the possibility of a violation of the securities laws, particularly Section 17(j) of the 1940 Act and Rule 17j-1 thereunder or Section 206 of the Advisers Act. The triggering event can vary based on the specific facts and circumstances of a situation, but may include issues such as insider trading, front running, short-term trading, market timing or other circumstances or patterns of incidents or transactions or a series of minor violations which in their aggregate may constitute a serious violation.

Upon discovering that a Supervised Person has violated the Code, the CCO may impose sanctions they deem appropriate, including but not limited to, unwinding of unsettled trades, disgorgement of profit, censure, suspension or termination of employment.

XVII.	EXCEPTIONS

F/m’s Compliance Department reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Compliance Department.

XVIII.	TEMPORARY EMPLOYEES

A.	Interns

F/m is committed to mentoring students in the financial services industry and is pleased to regularly offer internship opportunities to full-time students. To best offer a comprehensive experience to Interns F/m acknowledges that Interns may be exposed to F/m’s MNPI. To best protect the Adviser’s proprietary information and MNPI, Interns are subject to the following:

▪	Interns will be designated as Supervised Persons under this Code and be required to complete the Initial Code of Ethics Acknowledgement and New Hire Questionnaire
▪	Interns will not be required to disclose Outside Business Activities unless the activity is associated with one of F/m’s Clients, Prospects or Vendors.
▪	Interns are not Covered Persons and thus exempt from section

F/m Code of Ethics

XV.	Political Contributions.

Interns will be required to execute the Interns Code of Ethics memo where they acknowledge the following:

▪	Interns may be inadvertently exposed to MNPI during the course of the Internship.
▪	In the event Interns are exposed to MNPI, they will notify the Compliance Department immediately
▪	Based on facts and circumstances, the Compliance Department may subject the Intern to F/m’s personal trading procedures set forth in sections XI and XII of this Code.
▪	Based on facts and circumstances, the Compliance Department may also subject the Intern’s immediate family members to F/m’s personal trading procedures set forth in sections XI and XII of this Code.

B.	Consultants and other Temporary Employees

The Compliance Department shall determine on a case-by-case basis whether consultants or other temporary employees should be subject to this Code as a Supervised or Access Person. Such determination shall be made based upon an application of the criteria provided herein, whether an appropriate confidentiality agreement is in place, and such other information as may be necessary to ensure that proprietary information is protected. As such, consultants and other temporary employees may only be subject to certain sections of the Code, such as certifying to it, or may be exempt from certain reporting requirements.

XIX.	ACCURACY OF BOOKS AND RECORDS

As a registered investment adviser, F/m is subject to numerous regulations regarding its books and business records. These regulations require that F/m maintain accurate and complete business records, books and data that reflect in a timely manner every business transaction involving the Adviser. Supervised Persons are responsible to ensure the accuracy and completeness of any business information, reports and records under their control. No Supervised Person may intentionally make false or misleading entries in any of F/m’s books and records.

F/m is required under 204-2(a)(12) to keep copies of Codes, records of violations and actions taken as a result of the violations, in addition to copies of employees written acknowledgement of receipt of the Code.

XX.	WHISTLEBOWER POLICY

A.	General Statement of Purpose

F/m is committed to the highest standards of ethical, moral and legal business conduct. In accordance with our commitment to honesty, integrity and open communication, F/m has established this Whistleblower Policy (“Policy”) as a mechanism for Supervised Persons to raise concerns regarding unethical conduct; questionable accounting, internal controls or auditing matters; or the reporting of fraudulent financial information. This Policy is also intended to reassure Supervised Persons they will be protected from harassment, discrimination, retaliation or victimization for whistleblowers in good faith. It is the role of each and every Supervised Person to take personal responsibility for their own conduct in order to maintain F/m’s commitment to honesty and integrity.

F/m Code of Ethics

B.	Procedures for Handling Whistleblower Complaints

In order to facilitate the reporting of whistleblower complaints, F/m has established procedures for (1) the confidential anonymous submission by employees of complaints or concerns regarding illegal or unethical conduct, accounting, and internal controls or auditing matters, and (2) the receipt, retention, investigation and resolution of all such complaints. F/m’s Supervised Persons may submit a good faith complaint regarding suspected illegal or unethical conduct to the management of F/m without fear of dismissal or retaliation of any kind. Such complaint may be submitted anonymously. F/m’s Compliance Department will be notified of employee concerns and complaints pursuant to this Policy and is responsible for overseeing the administration of this policy. F/m is committed to maintaining high ethical standards and achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices.

C.	Scope of Matters Covered

This Policy is intended to outline procedures for reporting complaints and concerns relating to any illegal or unethical conduct; questionable accounting, internal controls, or auditing matters; including, without limitation, the following, collectively (“Whistleblower Complaints”):

▪	Questionable practices relating to accounting, auditing, internal financial controls, and financial fraud. (Examples include: misstatement of revenues or documents relating to revenue, misstatement of expenses, misstatement of assets, misapplications of GAAP principles, illegal transactions.)
▪	Direct or indirect offer, payment, or promise to give money or anything of value to anyone to improperly influence the recipient’s behavior. This includes allegations of improper payments inside or outside the United States, and to government officials, political parties, political party officials, and candidates for political office.
▪	A conflict of interest, which is defined as a situation in which an individual has a private or personal interest sufficient to appear to influence the objective exercise of their official or fiduciary duties. (Examples include: bribery, misuse of confidential information, inappropriate customer relations, or inappropriate vendor relations.)
▪	Unauthorized disclosure of F/m’s clients’, or another third party’s confidential information, or other potential violations of F/m’s privacy or information security policies.
▪	Misappropriation (for one’s own use) of funds that have been entrusted to a person for care of management. (Examples include: bookkeeping errors, misapplication of funds, and mishandling of cash.)

F/m Code of Ethics

▪	Falsification, fabrication, forgery, or unauthorized alteration of F/m’s records, including accounting records, expense reports, customer invoices, time sheets, or other electronic or hard copy Adviser records or providing false or misleading information to third parties.
▪	Violations of the rules pertaining to F/m’s Gift and Entertainment Policy; the giving, receiving, or solicitation of items which could be reasonably interpreted as an effort to improperly influence a business relationship or decision.
▪	Improper use of intellectual property; intellectual property infringement, misappropriation, or disclosure; copyright violations or software piracy.
▪	Any purchase or sale of securities while in possession of information that may be considered “inside” information or discussion of such information with any third-party. (Examples include: nonpublic information about other companies, including information about banking deals and/or initiation of coverage of ratings changes in research reports that any employee receives.)
▪	Any violation of or noncompliance with any applicable legal requirements of the United States and each state or foreign country in which F/m conducts business, including, but not limited to, the laws and regulations of the Securities and Exchange Commission (“SEC”).
▪	Willful or innocent actions that are in direct violations of F/m’s policies, procedures, Code of Ethics, and/or implied contractual responsibilities. (Examples include: non-disclosure agreements, hiring standards, Internet usage, or corporate guidelines.)
▪	Any other unethical business practice or illegal activity.

Please note this list is not intended to be exhaustive.

Furthermore, questions about employment, benefits or safety issues unrelated to financial fraud or to violations of the Code should be directed to Human Resources or to the appropriate designated individual as set forth in 1251’s Employee Handbook.

D.	Submission of Whistleblower Complaints

This Whistleblower policy and the procedures outlined herein are intended to be used for serious and sensitive issues such as those outlined above.

Any employee, officer, director or other interested party who has a Whistleblower Complaint regarding unethical conduct related to F/m’s activities (“Reporting Individuals”) may report such complaint or concern directly to any member of the Compliance Department by email, other written form, phone call or in person

Reporting Individuals may submit a whistleblower complaint to any one of the following avenues to the third party F/m has contracted to allow Reporting Individuals anonymous reporting:

●	Website: https://www.lighthouse-services.com/diffractive
o	Telephone: 833-984-8800
●	Email: reports@lighthouse-services.com
●	Fax: 215-689-3885

F/m Code of Ethics

When reporting via the third-party service, reference 1251 and F/m Investments to ensure the complaint can be appropriately addressed.

Should Reporting Individuals wish to remain anonymous, they may omit their contact information in the communication. No attempt will be made to capture or retain contact information for those wishing to remain anonymous.

E.	Procedures for Handling Whistleblower Complaints
▪	All Whistleblower Complaints will be taken seriously and addressed promptly, discreetly and professionally.
▪	Upon receipt of a Whistleblower Complaint, the Compliance Department will (i) determine what the complaint pertains to and (ii) when possible, acknowledge receipt of the complaint to the sender.
▪	Complaints covered by this Policy will be reviewed under direction of the Compliance Department in consultation with legal counsel, and others as the Compliance Department determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.
▪	Prompt and appropriate corrective action will be taken when and as warranted as determined by the Compliance Department. F/m will not discharge, demote, suspend, threaten, harass or in any matter discriminate against any Reporting Individual respecting the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of any Whistleblower Complaint.
▪	Under certain circumstances, the matter which forms the basis for such complaint or concern may be required to be reported to federal or state governmental or regulatory authority. In such cases, the identity of the Reporting Individual, if provided, will not be disclosed without their consent unless required by law.

F/m Code of Ethics

XXI.	EXHIBIT A - PERSONAL TRADING TABLE

Personal Trading Obligations – Per Security and Account Type

Security Type	Pre-Clearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial & Annual Holdings Report?
Equity Securities, Real Estate Investment Trusts (“REIT”), and option contracts if market capitalization of the underlying security is below $10 billion at the time of the trade	Yes	Yes	Yes	Yes	Yes
Equity Securities, Real Estate Investment Trusts (“REIT”), and option contracts if market capitalization of the underlying security is above $10 billion at the time of the trade	No	No	No	Yes	Yes
Fixed Income including Corporate Bonds	Yes	Yes	Yes	Yes	Yes
Municipal & General Obligation Bonds	Yes	Yes	Yes	Yes	Yes
Closed-End Mutual Fund	Yes	Yes	Yes	Yes	Yes
Commodities including commodity futures	Yes	Yes	Yes	Yes	Yes
Futures	Yes	Yes	Yes	Yes	Yes
Securities offered as part of an Initial Public Offering (“IPO”)	PROHIBITED FROM TRADING EQUITY IPOs
Private Placements or Limited Offerings	Yes	Yes	Yes	Yes	Yes
Any ETF or ETN, other than one of F/m’s advised or sub advised ETFs or ETNs	No	No	Yes	Yes	Yes
Direct obligations of the U.S. Government (i.e., Treasury Bonds)	No	No	No	No	No
Money Market Instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds, etc.)	No	No	No	No	No

F/m Code of Ethics

Security Type	Pre-Clearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial & Annual Holdings Report?
Open-End Mutual Funds other than F/m advised or sub advised Mutual Funds	No	No	No	No	No
F/m’s passively managed advised or sub advised 40 Act Funds ● US Benchmark Series ETFs ● Credit Series ETFs ● RBIL, ZTOP, CPHY, CPAG and ZMUN	No	No	No	Yes	Yes
F/m’s actively managed advised or sub advised 40 Act Funds ● Oakhurst Funds ● XFIX and IAFLX/IAFMX	Yes	Yes	Yes	Yes	Yes
UITs	Yes	Yes	Yes	Yes	Yes
Securities held in any 529 College Savings Plan	No	No	No	No	No
Securities held in any 401k Plan that does not offer a Reportable Fund	No	No	No	No	No
Securities or Funds on the Restricted List	PROHIBITED FROM TRADING SECURITIES ON THE RESTRICTED LIST
Securities or Funds on the Preclearance List	Yes	Yes	Yes	Yes	Yes

F/m Code of Ethics

XXII.	EXHIBIT B - MANAGED ACCOUNT LETTER TEMPLATE

F/M INVESTMENTS LLC

To:	Compliance Department
From:
Date:
Re:	Managed Account Letter

As an Access Person subject to the F/m Investments LLC Code of Ethics, I, Access Person First Name Last Name hereby certify to the following:

▪	I have granted bona-fide legal investment discretion to the below listed Financial Adviser;

▪	I hereby understand that in designating a trustee or third party manager discretionary investment authority over my personal account(s), I relinquish the right to make any suggestions, or direct purchases or sales of investments relating to my managed account(s); and

▪	In the event that the above statements are no longer accurate, I will immediately notify F/m’s Compliance Department.

As the Access Person’s Financial Adviser, I hereby certify that I have been granted bona-fide legal investment discretion by the Access Person for all below listed accounts.

Account Number	Name of Account	Financial Adviser Name/Broker Dealer Name, Address, Phone Number

Access Person Signature	Financial Adviser Signature

Date	Date

F/m Code of Ethics

XXIII.	EXHIBIT C –BROKERS WITH ELECTRONIC FEEDS

▪	Ameriprise Financial
▪	Charles Schwab
▪	E-Trade
▪	Fidelity
▪	JP Morgan/Chase
▪	Merrill Lynch
▪	Morgan Stanley
▪	Raymond James
▪	Stifel, Nicolaus, & Company
▪	Edward Jones
▪	UBS
▪	Vanguard
▪	Wells Fargo Advisors
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